Exhibit 99.1

Investor Relations Contact:

Michael Haase

(925) 951-9005

Michael.Haase@Workday.com

Media Contact:

Eric Glass

(415) 432-3056

Eric.Glass@Workday.com

Workday to Offer $220 Million Convertible Senior Notes due 2018 and $220 Million

Convertible Senior Notes due 2020

PLEASANTON, Calif. — June 10, 2013 — Workday, Inc. (NYSE: WDAY), a leader in enterprise cloud applications for human resources and finance, today announced that it proposes to offer $220 million aggregate principal amount of convertible senior notes due 2018 (the “2018 notes”), and $220 million aggregate principal amount of convertible senior notes due 2020 (the “2020 notes” or, together, the “notes”), subject to market conditions and other factors. The notes are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Workday also intends to grant to the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of each series of notes.

The notes will be unsecured, unsubordinated obligations of Workday, and interest will be payable semi-annually. The 2018 notes will mature on July 15, 2018, and the 2020 notes will mature on July 15, 2020, unless repurchased or converted prior to such date. Prior to March 15, 2018, in the case of the 2018 notes and March 15, 2020, in the case of the 2020 notes, the notes will be convertible at the option of holders during certain periods, upon satisfaction of certain conditions. Thereafter, the notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the relevant maturity date. Upon conversion, the notes may be settled in shares of Workday Class A common stock, cash or a combination of cash and shares of Workday Class A common stock, at Workday’s election.

The interest rate, conversion rate, offering price and other terms are to be determined by negotiations between Workday and the initial purchasers.

In connection with the offering, Workday expects to enter into convertible note hedge transactions with one or more of the initial purchasers of the notes or their respective affiliates (the “option counterparties”), and expects to use a portion of the net proceeds from the offering to pay for the convertible note hedge transactions. The convertible note hedge transactions are expected generally to reduce the potential dilution and/or offset the potential cash payments that Workday could be required to make in excess of the principal amount upon conversion of the notes. Workday also expects to enter into separate warrant transactions with the option counterparties, and to use the proceeds of those warrant transactions to partially offset the cost of the convertible note hedge transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties have advised Workday that they or their affiliates may enter into various derivative transactions with respect to the Workday Class A common stock and/or purchase Workday Class A common stock concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing or reducing the size of any decline in the price of Workday’s Class A common stock concurrently with, or shortly after, the pricing of the notes. In addition, the option counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Workday Class A common stock and/or purchasing or selling Workday Class A common stock or other securities linked to or referencing Workday’s Class A common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes. This activity could also cause or avoid an increase or a decrease in the market price of Workday’s Class A common stock or the notes.

Workday expects to use the net proceeds from the offering of the notes for general corporate purposes, including potential acquisitions and strategic transactions, and to pay the net cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to Workday from the sale of the warrant transactions).

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Workday Class A common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the timing of the proposed offering and expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Workday will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

Workday assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

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